Exhibit 99

                           Zarlink Semiconductor Inc.
                     (incorporated under the laws of Canada)
                           CONSOLIDATED BALANCE SHEETS
                     (in millions of U.S. dollars, CDN GAAP)
                                   (Unaudited)

                                                                   Dec. 28,        March 30,
                                                                     2001             2001
                                                                   --------        ---------
      ASSETS

      Current assets:
        Cash and cash equivalents                                  $  101.5         $  179.7
        Short-term investments                                         27.3               --
        Accounts receivable                                            29.0             54.1
        Inventories                                                    44.9             84.8
        Investment tax credits recoverable                               --             10.0
        Future income tax assets                                        9.1              1.2
        Prepaid expenses and other                                     13.6             14.9
                                                                   --------         --------
                                                                      225.4            344.7
                                                                   --------         --------
      Fixed assets:
        Cost                                                          390.2            371.6
        Accumulated amortization                                     (262.1)          (240.5)
                                                                   --------         --------
                                                                      128.1            131.1
                                                                   --------         --------
      Long-term receivables                                            15.4             10.0
      Long-term investments                                            15.9             15.7
      Acquired intangible assets                                         --             24.1
      Other assets                                                      1.9              3.5
                                                                   --------         --------

                                                                   $  386.7         $  529.1
                                                                   ========         ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

      Current liabilities:
        Accounts payable and accrued liabilities                   $   70.9         $   92.8
        Income and other taxes payable                                  3.9              4.5
        Future income tax liabilities                                    --              4.6
        Deferred revenue                                                3.9              3.7
        Current portion of long-term debt                               3.7              5.8
                                                                   --------         --------
                                                                       82.4            111.4
      Long-term debt                                                    1.9              4.8
      Pension liability                                                11.2             10.9
      Future income tax liabilities                                    14.4              4.6
                                                                   --------         --------
                                                                      109.9            131.7
                                                                   --------         --------
      Shareholders' equity:

        Preferred shares                                               22.4             23.2
        Common shares                                                 401.3            402.3
        Contributed surplus                                             5.7              5.8
        Deficit                                                      (158.2)           (36.5)
        Translation account                                             5.6              2.6
                                                                   --------         --------
                                                                      276.8            397.4
                                                                   --------         --------
                                                                   $  386.7         $  529.1
                                                                   ========         ========

 (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)
                     (in millions of U.S. dollars, CDN GAAP)
                                   (Unaudited)

                                                             Three Months Ended        Nine Months Ended
                                                           Dec. 28,     Dec. 29,     Dec. 28,    Dec. 29,
                                                             2001         2000         2001        2000
                                                           --------    ---------     --------    --------
Retained earnings (deficit), beginning of period           $ (132.1)   $  182.5      $  (36.5)   $  166.0

Net loss for the period                                       (25.5)      (21.5)       (120.1)       (3.6)
                                                           --------    --------      --------    --------

                                                             (157.6)      161.0        (156.6)      162.4

Cost of common share issue                                     (0.1)         --          (0.1)       (0.4)

Dividends on preferred shares                                  (0.5)       (0.5)         (1.5)       (1.5)
                                                           --------    --------      --------    --------

Retained earnings (deficit), end of period                 $ (158.2)   $  160.5      $ (158.2)   $  160.5
                                                           ========    ========      ========    ========

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                         CONSOLIDATED STATEMENTS OF LOSS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)
                                   (Unaudited)

                                                                       Three Months Ended      Nine Months Ended
                                                                      Dec. 28,    Dec. 29,    Dec. 28,   Dec. 29,
                                                                       2001         2000        2001       2000
                                                                     ---------   ---------   ---------   ---------
Revenue                                                              $    51.7   $   108.4   $   167.3   $   347.9
Cost of revenue                                                           31.9        51.3       128.6       166.3
                                                                     ---------   ---------   ---------   ---------
Gross margin                                                              19.8        57.1        38.7       181.6
                                                                     ---------   ---------   ---------   ---------

Expenses:
  Research and development - net                                          18.4        20.9        56.5        53.8
  Selling and administrative                                              14.7        25.6        46.4        65.6
  Special charge                                                            --          --        33.9          --
  Amortization of acquired intangibles                                    11.1        22.7        24.5        37.9
                                                                     ---------   ---------   ---------   ---------
                                                                          44.2        69.2       161.3       157.3
                                                                     ---------   ---------   ---------   ---------
Operating income (loss) from continuing operations                       (24.4)      (12.1)     (122.6)       24.3
Equity loss from investment in Optenia, Inc.                              (0.8)         --        (2.2)         --
Other income (expense)                                                    (0.2)       (1.0)        2.9        (3.3)
Debt issue costs                                                            --          --          --        (0.4)
                                                                     ---------   ---------   ---------   ---------
Income (loss) from continuing operations before income taxes             (25.4)      (13.1)     (121.9)       20.6
Income tax recovery (expense)                                             (0.1)       (3.0)        1.8       (18.4)
                                                                     ---------   ---------   ---------   ---------
Net income (loss) from continuing operations                             (25.5)      (16.1)     (120.1)        2.2
                                                                     ---------   ---------   ---------   ---------
Loss from discontinued operations                                           --          (5.4)       --        (5.8)
                                                                     ---------   ---------   ---------   ---------

Net loss for the period                                              $   (25.5)  $   (21.5)  $  (120.1)  $    (3.6)
                                                                     ==========  ==========  ==========  ==========

Net loss attributable to common shareholders after preferred
share dividends                                                      $   (26.0)  $   (22.0)  $  (121.6)  $    (5.1)
                                                                     ==========  ==========  ==========  ==========

Net income (loss) per common share from continuing :
operations
      Basic                                                          $    (0.21) $    (0.13) $    (0.97) $     0.01
                                                                     ==========  ==========  ==========  ==========
      Diluted                                                        $    (0.21) $    (0.13) $    (0.97) $     0.01
                                                                     ==========  ==========  ==========  ==========

Net loss per common share:
      Basic                                                          $    (0.21) $    (0.18) $    (0.97) $    (0.04)
                                                                     ==========  ==========  ==========  ==========
      Diluted                                                        $    (0.21) $    (0.18) $    (0.97) $    (0.04)
                                                                     ==========  ==========  ==========  ==========

Weighted average number of common shares outstanding
(millions):
      Basic                                                               126.0       124.4       125.4       119.9
                                                                     ==========  ==========  ==========  ==========
      Diluted                                                             128.4       126.0       127.5       120.8
                                                                     ==========  ==========  ==========  ==========

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (in millions of U.S. dollars, CDN GAAP)
                                   (Unaudited)

                                                                            Nine Months Ended
                                                                           Dec. 28,     Dec. 29,
                                                                            2001         2000
                                                                           --------     --------
CASH PROVIDED BY (USED IN)
Operating activities:
  Net loss for the period                                                  $ (120.1)    $   (3.6)
  Amortization of capital and other assets                                     47.4         93.6
  Investment tax credits                                                         --          1.1
  Loss on disposal of capital assets                                            0.3          1.4
  Equity loss from investment                                                   2.2           --
  Future income taxes                                                          (2.2)        (3.4)
  Change in pension liability                                                   0.4          0.4
  Deferred loss on discontinued operations                                       --         (3.0)
  Decrease (increase) in working capital:
      Accounts receivable                                                      25.5         16.1
      Inventories                                                              40.3         (3.8)
      Accounts payable and accrued liabilities                                (17.0)       (15.1)
      Deferred revenue                                                           --         (3.2)
      Other                                                                     0.7          5.8
                                                                           --------     --------
    Total                                                                     (22.5)        86.3
                                                                           --------     --------

Investing activities:
  Change in short-term investments                                            (28.0)        25.0
  Expenditures for capital and other assets                                   (27.3)       (52.8)
  Proceeds from disposal of capital assets                                      0.2          1.0
  Proceeds from repayment of note receivable                                    4.4           --
  Acquisitions                                                                   --          6.4
  Proceeds from sale of prior year discontinued operations, net                 1.3           --
  Increase in long-term investments                                            (2.0)        (4.8)
                                                                           --------     --------
     Total                                                                    (51.4)       (25.2)
                                                                           --------     --------

Financing activities:
  Repayment of long-term debt                                                  (0.9)       (17.1)
  Repayment of capital lease liabilities                                       (4.2)       (16.8)
  Dividends on preferred shares                                                (1.5)        (1.5)
  Issue of common shares, net                                                   3.3          4.6
  Repurchase of common and preferred shares                                    (0.7)        (0.2)
                                                                           --------     --------
     Total                                                                     (4.0)       (31.0)
                                                                           --------     --------

Effect of currency translation on cash                                         (0.3)         0.9
                                                                           --------     --------

Increase (decrease) in cash and cash equivalents                              (78.2)        31.0

Cash and cash equivalents, beginning of period                                179.7        123.8
                                                                           --------     --------

Cash and cash equivalents, end of period                                   $  101.5     $  154.8
                                                                           ========     ========

        (See accompanying notes to the consolidated financial statements)

                           ZARLINK SEMICONDUCTOR INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)
                                   (Unaudited)

1. Change in reporting currency

      During the quarter ended December 28, 2001, the Company adopted the United States dollar as its reporting currency for presentation of its consolidated financial statements. Historical consolidated financial statements were restated using the translation of convenience method.

      The Company made this change to enhance its communication with its shareholders, customers and suppliers using the currency and accounting rules that are more familiar to these groups. This presentation is also more consistent with the presentation of the financial results of its industry counterparts and competitors.

      There has been no change in the functional currencies used in preparing the financial statements.

2. Basis of presentation

      In the opinion of Management, the unaudited consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at December 28, 2001 and the results of operations and its cash flows for the three and nine month periods ended December 28, 2001 and December 29, 2000, in accordance with Canadian GAAP, applied on a consistent basis.

      These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended March 30, 2001 which were prepared in Canadian dollars. The Company's fiscal year-end is the last Friday in March.

      Due to the cyclical nature of the business, the results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

      All information is presented in U.S. dollars, unless otherwise stated.

3. Change in accounting policy

      Effective March 31, 2001, the beginning of Fiscal 2002, the Company adopted the new recommendations of Section 3500 of the Canadian Institute of Chartered Accountants ("CICA") Handbook "Earnings Per Share" and has applied the provisions retroactively with restatement of earnings per share for all periods presented. The adoption of these recommendations had no impact on the earnings per share in Fiscal 2002.

      The new recommendations, which are essentially aligned with the requirements of the U.S. Financial Accounting Standards Board Statement No. 128 on this subject, require the use of the treasury stock method instead of the imputed earnings method for calculating diluted earnings per share.

4. Acquired intangible assets

      During the first quarter of Fiscal 2002, the Company determined that the balance of the acquired intangibles associated with the customer base, work force and goodwill amounting to $4.7 was impaired due to the workforce reduction program. Further, in the third quarter ended December 28, 2001, the balance of the acquired intangibles related to developed technology amounting to $7.8 was written down to nil after further determination that the asset was impaired. The total write downs of $12.5 was included with the regular amortization of acquired intangibles on the income statement in the nine months ended December 28, 2001. In addition, fully amortized acquired intangible assets of $175.5 were removed from the accounts of the Company at December 28, 2001.

5. Special charge

      On May 10, 2001, the Company's Board of Directors approved a restructuring program to reduce the Company's manufacturing costs and operating expenses in response to adverse market conditions. Accordingly, the Company recorded a pre-tax special charge of $34.6 related to that program in the quarter ended June 29, 2001. The special charge comprised a workforce reduction charge of approximately $26.7 primarily relating to the cost of severance and benefits for the termination of approximately 439 employees throughout the world in Fiscal 2002. In addition, the special charge included the cost of lease and contract settlements of approximately $7.9. As at December 28, 2001, the balance of the restructuring provision included in accounts payable and accrued liabilities amounted to $12.0 (March 30, 2001 - $6.7).

6. Comparative figures

      Certain of the Fiscal 2001 comparative figures have been reclassified to conform to the presentation adopted in Fiscal 2002.